FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642 Michael Guido 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Announces New Global Headquarters in Stamford

STAMFORD, Conn., March 20, 2019 – WWE (NYSE: WWE) today announced that the company will move its global headquarters to a new office complex at 677 Washington Boulevard in Stamford, Connecticut. This move will allow the company to bring together its operations, including its production studios and corporate offices at its new site.

“One of the most important elements necessary to execute WWE’s long-term growth strategy is world-class talent collaborating seamlessly to create compelling content.  Our workplace initiative will be the foundation to meet these objectives and underpins our ability to deliver long-term value,”  said George Barrios, WWE Co-President.

The new headquarters will provide the company with work space suited to its growing and evolving workforce. The site in Stamford’s central business district provides greater access from various means of transportation, floor plans which are well-suited to producing video content and greater flexibility in workplace design. The Company anticipates that it will move to the new headquarters in early 2021.

WWE will lease the space for an initial term of approximately 16.5 years commencing no earlier than July 1, 2019, with five five-year renewal options thereafter. The lease will be accounted for as a finance lease, with the creation of a lease obligation (equal to the present value of future lease payments, which would result in the recognition of interest expense over time) and a right-of-use lease asset (equal to the lease obligation less tenant incentives, which is depreciated on a straight-line basis through depreciation expense). Accordingly, the accounting for the lease agreement is not expected to have a material impact on Adjusted OIBDA.  Depreciation expense associated with the right-of-use asset will be reflected in operating income. The Company’s capital expenditure guidance reflects this initiative. That guidance estimated capital expenditures of approximately $70 million to $90 million for 2019 with continued spending in 2020 above the historic range of approximately 4% to 7% of revenue. Additionally, the company expects to sell its owned and operated corporate facility at 1241 East Main Street, exit its leased spaces at 1266 East Main Street, and will evaluate options for its production studio facilities at 88 and 120 Hamilton Avenue based on strategic, operating and financial considerations.

Additional information is available on the Company’s website, corporate.wwe.com/investors.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG, family-friendly programming can be seen in more than 800 million homes worldwide in 25 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: entering, maintaining and renewing major distribution agreements; WWE Network (including the risk that we are unable to attract, retain and renew subscribers); our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.